Exhibit 23.2

Consent of Reznick Group, P.C., Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1996 Stock Plan of VCampus Corporation of our report dated March 11, 2005, except for Note 15, as to which the date is March 30, 2005, with respect to the consolidated financial statements and schedule of VCampus Corporation included in the Annual Report on Form 10-K as of and for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Reznick Group, P.C.

Bethesda, Maryland
June 13, 2005